Exhibit 23.3
Consent of Norwest Corporation
Norwest Corporation is an independent geological and mining consultancy engaged in mineral resource analysis and mine planning since 1979. We consent to the incorporation by reference in the Registration Statements Nos. 333-56904, 333-142132, 333-106852, 333-150512, and 333-166393 on Form S-8 of information from our report as of September 30, 2010 relating to certain proven and probable coal reserves of Westmoreland Coal Company included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Norwest Corporation
Salt Lake City, Utah
March 11, 2011